A-6, Maharani Bagh
New Delhi-110065
Ph. : 011-41626470-71
Mob. : 9810939245
E-mail : info@bansalco.com
Website : www.bansalco.com

BANSAL & CO LLP
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form F1 of our amended report dated February 3rd 2023, of Zenatech Inc. relating to the audit of the consolidated financial statements for the year ended December 31, 2021 and the reference to our firm under the caption "Experts" in the F1 form.

Bansalco

Bansal & Co LLP,

New Delhi.

BANSAL & CO LLP New Delhi Chartered Accountants

March 7th, 2024

Mumbai : Premises No. 7 & 8, Ground Floor, Wing-A, Raghavji Building, 15/17, Raghavji Road, Gowalia Tank, Mumbai-400026, Mob.: +91 9971490195
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